Exhibit 99.1

Tenet Announces Completion of Its Private Offering of 4.375% Senior Secured Notes due 2021 and Early Results of Its Tender Offer and Related Consent Solicitation for its 8.875% Senior Secured Notes due 2019

DALLAS — May 30, 2013 — Tenet Healthcare Corporation (NYSE: THC) announced today the successful completion of its previously announced private offering of $1,050 million aggregate principal amount of its 4.375% Senior Secured Notes due 2021.

The proceeds from the offering will be used to purchase Tenet’s 8.875% Senior Secured Notes due 2019 (the “Notes”) in a tender offer. In connection with the tender offer, Tenet is also soliciting consents for certain amendments to the related indenture governing the Notes. The terms of the tender offer and the consent solicitation are contained in an offer to purchase and consent solicitation statement dated May 15, 2013 and a related consent and letter of transmittal. The tender offer will expire at 12:00 midnight, New York City time, on June 12, 2013.

As of the consent payment deadline of 5:00 p.m., New York City time, on May 29, 2013, $767,027,000 (82.92% outstanding) aggregate principal amount of the outstanding Notes had been validly tendered and not validly withdrawn.

Holders that validly tendered prior to the consent payment deadline and whose Notes were accepted will receive total consideration of $1,133.18 per $1,000 principal amount of purchased Notes, which includes a consent payment of $30.00 per $1,000 principal amount of Notes, plus accrued and unpaid interest up to, but not including, the initial settlement date of May 30, 2013.

Holders that validly tender after the consent payment deadline, but prior to the expiration of the tender offer, and whose Notes are accepted will receive the tender offer consideration of $1,103.18 per $1,000 principal amount of Notes, plus accrued and unpaid interest up to, but not including, the final settlement date, which is expected to be June 13, 2013. Holders of the Notes that tender after the consent payment deadline will not receive a consent payment. As the withdrawal time of 5:00 p.m., New York City time, on May 29, 2013 has passed, any tendered Notes may not be withdrawn except as required by law.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any notes. The tender offer is being made only pursuant to the offer to purchase and consent solicitation statement and the related consent and letter of transmittal, copies of which have been delivered to all holders of the Notes. Persons with questions regarding the tender offer should contact the dealer managers — Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 387-3907 (collect), Citigroup Global Markets Inc. at (800) 558-3745 (toll free) or Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 410-4760 (collect) — or the Information Agent, Global Bondholder Services Corporation, at (866) 540-1500 (toll free) or (212) 430-3774 (collect).

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 49 hospitals, 124 free-standing outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers that serves over 600 hospital and other clients nationwide. Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.

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Media: Rick Black (469) 893-2647	Investors: Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2012, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.